Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of June 12, 2026 (the “Effective Date”), by and among M3-Brigade Acquisition V Corp., a Cayman Islands exempted company incorporated with limited liability (“M3”), and ReserveOne, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the BCA (as defined below).

WHEREAS, (i) M3, (ii) the Company, (iii) ReserveOne Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, (iv) R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco, and (v) R1 Company Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco have entered into that certain Business Combination Agreement, dated as of July 7, 2025 (the “BCA”);

WHEREAS, Section 7.1(a) of the BCA provides that the BCA may be terminated by the mutual written consent of M3 and the Company; and

WHEREAS, the Boards of Directors of M3 and the Company have determined that it is in the best interests of their respective companies and their respective shareholders to terminate the BCA in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. M3 and the Company hereby mutually agree to irrevocably terminate the BCA, effective as of the Effective Date, such agreement constituting the requisite mutual agreement and written consent required to terminate the BCA pursuant to Section 7.1(a) of the BCA and otherwise as may be required pursuant to applicable law.

2. M3 and the Company mutually agree that the BCA shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms.

3. Each party hereby represents and warrants to the other party that (a) such party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement, the termination of the BCA and consummation of the other transactions contemplated hereby have been duly and validly approved by the board of directors of such party, (c) no other corporate proceedings on the part of such party are necessary to approve this Agreement or the termination of the BCA or the transactions contemplated thereby, and (d) this Agreement has been duly executed and delivered by such party, and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity.

4. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, provided that, the parties acknowledge that the termination of the BCA will result in the termination of the Equity PIPE Subscription Agreements and the Convertible Notes Subscription Agreements.

5. Subject to Section 4 above, this Agreement will be binding upon, inure to the benefit of and be enforceable by M3, the Company and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, provided that the parties acknowledge that the termination of the BCA will result in the termination of the Equity PIPE Subscription Agreements and the Convertible Notes Subscription Agreements.

6. This Agreement and the Confidentiality Agreement contain the entire agreement between M3 and the Company with respect to the matters referenced herein and, except as specifically set forth herein, supersedes all prior arrangements or understandings with respect thereto.

7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

8. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by electronic transmission signature and such signature shall constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

M3-BRIGADE ACQUISITION V CORP.

By:	/s/ Robert Rivas Collins
Name:	Robert Rivas Collins
Title:	Chief Executive Officer

[Signature Page to Mutual Termination Agreement]

RESERVEONE, INC.

By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

[Signature Page to Mutual Termination Agreement]